

Strategic support for carbon monetization

Prepared for Verde Resources Inc

Made by Melissa Leung & Antoine Roba

GECA Environnement

October 21th 2024

Table of contents

Strategic support for carbon monetization prepared for Verde Resources Inc

1. Introduction

Verde Resources Inc (Verde) referred to as "the Partner" hereafter, is a socially conscious company that wishes to have a positive impact in the environment through the development of carbon neutral and carbon negative building materials. Verde has worked closely with NCAT and other influential actors in the construction material industry to develop novel materials addressing our collective climate issues and the huge market potential that is construction. This proposal addresses the long-term relationship with Verde to support the company in the carbon sector, explore carbon attribute monetization for removals, reduction and avoidance credits and other aspects that may optimize the business of the Client.

Since GECA is worldwide known in biochar and biochar CDR, the Partner has requested a proposal for the strategic development, and the commercialization of the project's carbon removals. Namely, the core purpose is to ensure compliance between Verde's ecosystem from suppliers to buyers and partners, such that the highest quality and integrity projects can be built. At GECA (The 'Expert'), we are glad to support you in this project. With our team of experts on biochar, thermal processes, and carbon removals, we can support you throughout the project in a very personalized way.

GECA is excited with the opportunity to work on this first project of many with Verde. Our role will be to de-risk, optimize and accelerate the development as much as we can to maximize the value and reach the Partner's goals.

We greatly appreciate your confidence in GECA. We will work closely with you so that you can start this process with confidence and achieve your goals through this project.

Melissa Leung
Director of Carbon
GECA Environnement

2. Mandate and deliverables

2.1. Mandate

GECA's role is to analyze and help determine the best pathways to move forward, facilitate the process, optimize profits and mitigate the risks involved in monetizing carbon attributes of Verde's processes.

This mandate for GECA includes:

1. Strategic advisory on the carbon strategy: Ongoing advisory to support the Partner in its business model development, roadmaps and strategic decision-making regarding the carbon market and its potential for the business.

2.2. Deliverables

The deliverables are as follow, and may take the form of PDF reports, meetings, presentations, trainings or other formats based on the specific needs of the Partner:

- **Strategic advisory**: Meetings, reviews, brainstorms, documentation and trainings. Others as required.

3. Services

3.1. Strategic advisory on the carbon strategy

The ongoing strategic advisory has the goal of supporting the Partner over time across the carbon markets to ensure compliance with the market rules and with regulations as well. The advisory may take many shape and forms over time, with the goal of minimizing risks and maximizing returns for the business and the ecosystem.

The first step has already been identified by the Partner and GECA. Prior to starting any project development or making large offtakes and commitments to purchase or sell products with carbon credit implications, it is important to assess whether there are risks in the business model. Currently, the Partner has an idea of a model that carries significant risk on a remuneration and double-counting basis. It is primordial to help guide what is feasible and what is not prior to advancing to the next stage.

Other elements that may be looked into as part of the ongoing strategic advisory include but are not limited to:

- Ensuring EPD work is aligned with the carbon market
- New product strategy
- Exploration of other credit types
- Market intelligence gathering
- Strategic decision making for supply and sales
- Data and monitoring requirements for suppliers and buyers

Other subjects may be requested to be covered.

The structure of the strategic advisory is a monthly retainer with a maximum number of hours allocated. It is suggested that the retainer starts with $5,000 USD per month, to be revised if required, with a cap of 15 hours per month.

GECA will warn the client of the expected time to conduct any requested task prior to starting. If a task requires to go beyond the allotted 15 hours, and which are approved by the Client, hourly rates for the executed work as defined in Table 2 will be added on the next invoice.

4. Schedule and cost estimate

GECA will start the project following the reception of the first payment according to Section 6 of this proposal.

Regular meetings will be scheduled to inform the Partner about the progress of the project and communicate any challenges or needs for decision-making through the process.
No in-person presentation is planned unless requested by the Partner.

Table 1. Schedule and cost estimate for services

Carbon Partnership					
	Step	Duration	Method of billing	Fees (USD)	Payment terms
1	Strategic advisory	6 months	Monthly	$5,000 per month	Billed on the first of the month.

*Any in-person travel transport costs, per diems, accommodation and additional travelling time shall be added to this cost. All will be pre-approved by the Partner before spending.

Table 2. Hourly fees for other services

Professionals	Hourly rate (USD)
Subject Matter Experts (20+ years of experience)	425$
SME + PhDs	325 $
Professionals	225 $
Technical support	125 $

Note: *These rates exclude administration fees.*
Fee schedules are subject to change on January 1st of every year.

5. Expectation towards the Partner and GECA

For this mandate to progress smoothly, for the results to be as tangible as possible, and as suitable as possible for the Partner, it is important that the Partner exchanges openly and quickly with GECA.

The Partner agrees to provide the following:

- Open and fast communication and transparency towards GECA and the project.
- Product properties, logistics and constraints, all project information.
- All the available data relative to trials/analyses on biochar and production, and any information required by the methodology/standard.
- Any information that can help GECA to move faster includes business structure, desired organization, intentions, goals and constraints, potential collaborators, current and future deals relevant to the project, permitting limitations, etc.
- The Partner warranties the confidentiality of all information relating to the files and working methods of GECA.
- The intellectual property of GECA's files, know-how, internal processes and working methods shall remain its own. The deliverables described herein shall be the property of the Partner upon final payment of the mandate according to the terms of this Agreement.
- Authorization to GECA to identify the company in its references and website.
- Deliver respect to all members, internal and external, of GECA's teams.
- Not circumvent each other nor the premises of this Agreement.

GECA commits to:

- Maintain confidentiality regarding all data or information that will be in its possession or brought to its attention to carry out the work (NDA).
- Deliver respect to all members, internal and external, of the Partner's teams.
- Deliver high-quality work without compromises.
- Be honest, transparent, respectful and rapid to exchange.

Table 3. Respective commitments from both sides

Stage	Verde	GECA

Strategic advisory	· Provide relevant, true and rapid information on updates, delays, progresses, challenges and successes to ensure proper communication	· Be available, quick and transparent towards the Partner's needs and requests · Keep the Partner's need in priority · Provide relevant, accurate and honest support, advisory and suggestion for the Partner to make the best possible decisions

6. Terms and conditions

6.1. Payment

Invoices will be sent to the Partner as follows:

- Monthly retainer: Invoices are sent on the first of the month every month and payable net 15.

All invoices shall be paid *upo* by *bank transfer*. Otherwise, 2% interest on all past due invoices will be applied monthly. All transactions will be settled in US Dollars.

If required to travel, sub-contract, or spend in any other way, GECA will have expenses pre-approved by The Partner prior to spending. The re-imbursement of these expenses shall be paid *upon receipt* by *bank transfer*.

If a member of GECA must use a personal car for a meeting with or for the Partner, a fee of $0.60/km will be charged as well as the transport time. In the case of a rental, a sedan car will be rented and invoiced to the Customer with fuel consumption and transport time, after acceptance by the Customer. Any air transport for on-site visits will be charged an additional fee of 200 USD/t CO_2e to remove the emitted carbon.

6.2. Exclusions

- All services not listed in this proposal are not included.
- Any additional work will be charged at the SME hourly rate of the year.
- GECA's fee schedule for hourly rates is subject to change on January 1st of every year.
- If any of the work is suspended for a period greater than 6 months, GECA reserves the right to modify pricing.

6.3. Offer validity

This service offer is valid in all its aspects, including its price, for a period of 30 days following the date of its presentation.
GECA is ready to undertake the work upon written confirmation of the mandate and the reception of the first payment by the Partner. GECA confirms the availability of its team.

By accepting this offer, the Partner consents to be identified as a Partner of GECA Environnement.
This contract contains the commitments of the parties. Correspondences, offers or proposals prior to this contract are considered to have no effect and may not be used for the interpretation of the contract.

6.4. Offer acceptance

This offer must be completed and signed via ZohoSign. Once approved, the Partner shall receive an invitation to accept and execute the present service offer via a protected link. Accepted by:

The Partner:

Verde Resources Inc

Name & Title: Jack Wong CEO
Date: Oct 22 2024 12:06 EDT
Address: 8112 Maryland Ave, Suite 400, St. Louis, MO 63105
Phone: 314-530-9071
Email: jack@verderesources.com

Partner project representative, which will be responsible for exchanging with GECA, decision-making during the mandate, evaluating reports, and accepting the payments.

Name: Jack Wong
Title: CEO
Date: Oct 22 2024 12:06 EDT
Address:
Phone: 314-530-9071
Email: jack@verderesources.com

The Expert:

GECA Environnement

Name: Suzanne Allaire
Title: CEO
Date: oct. 22 2024 17:32 EDT
Address: 1516 chemin du Club Nautique, Lac Sergent, Qc, Canada G0A 2J0
Phone: +32 474 64 46 85
Email: suzanne.allaire@gecaenviro.com

7. GECA Environnement

7.1. Background

GECA is a world-renowned firm specializing in carbon valorization using pyrolysis, gasification and HTL to value added products, including biochar, bio-oil and carbon dioxide removal (CDR).

GECA was founded in 2015 by Dre Suzanne Allaire in Quebec, after 25 years of environmental R&D and product development from residues using thermal transformation (torrefaction, pyrolysis, gasification).

Our team is made up of engineers, PhDs, biochar specialists in agronomy and environment, carbon credit specialists and project developers (see GECAenviro.com). GECA subcontracts and hires occasionally to complete mandates.

The role of GECA Environnement is to help companies increase their profit by transforming under-used residues through pyrolysis, gasification or other thermal transformation into value-added products. By doing so, its clients transform their actual activities into more environmentally friendly practices while improving net profit. We also seek to reduce the carbon footprint of companies through the production of biochar and the development of biochar carbon removal projects.

At GECA, we believe that all by-products generated by human consumption have value. GECA achieves this goal by supporting the public and private sector in their search for environmental, sustainable, innovative, and socially acceptable solutions.

GECA often has a role of linkage between clients, engineering firms, financing firms, government, and consumers in project development. In R&D services, it plays as the R&D strategic planner, and interact with the research labs, grant programs and the clients to make sure that the client gets all it needs with high quality results as fast as possible.

7.2. GECA's team

Suzanne Allaire, PhD, owner and CEO, 35 years in the environment including 25 years on biochar. Management of the company supports the technical and scientific aspects of projects.

Melissa Leung, BSc., co-owner, director of Business Development and Carbon, team development and project management.

Michel Poissant, CFO, MBA, 35 years in finance for large corporations, risk and innovation capital.

Ibrahim Gulyurtlu, PhD, chemical engineering, more than 35 years of experience, specialist in thermal processes and pyrolytic products, in particular gases and oil. Plant design and budget, selection of various technologies for the treatment of pyrolytic liquids and gases.

Brenda Alvarez Chavez, PhD, chemical engineering, 8 years of experience, specialist in pyrolysis and pyrolytic liquids as well as biochar.

Boris Merlan Djousse, PhD, agricultural engineering, 10 years of experience in biochar used in agriculture and technology development.

Destin Takam, MSc., director of Process team, Chemical/petroleum Engineer. 22 years of experience in chemical engineering, mainly thermal processes, large-scale project management.

Perrine Legoubé, MSc., Carbon Quality Lead, 8 years of experience in impact financing, co-benefits, management.

Antoine Roba, MSc., Commercial Director, 8 years of experience in carbon footprint, sustainability strategy, commercial development.

Renaud Blanchet, MSc., Project Analyst, Carbon and Processes, 4 years of experience in chemical engineering, evaluation of pyrolysis and gasification technologies, life cycle assessments.

Sofie Dejaegher, MSc., Project Analyst, Agriculture and Carbon. 6 years of experience in biochar, agriculture, sustainable farming.

Bluvin Ravindran, BSc engineering, mechanical engineering, 9 years of experience in pyrolysis, process optimization, budget analysis, equipment, plant commissioning.

Come-Henri Devy, BSc., industrial engineering, 3 years of experience, support on logistics, regulations, markets.

7.3. GECA's work in carbon

Several biochar carbon credits brokerage deals were completed in the world.

- GECA has brought to certification the first commercial biochar CDR project in the Americas in 2021.
- Effectuated sales of over $6M USD with various offtakers and project developers.
- Examples of publicly announced offtakers:
    - Zurich Insurance Company: Offtake of 3 projects represented by GECA Environnement. https://www.zurich.com/en/sustainability/planet/net-zero-in-operations/carbon-removal
    - Chan Zuckerberg Initiative: Support of Oregon Biochar by the philanthropy https://chanzuckerberg.com/newsroom/chan-zuckerberg-initiative-invests-in-promising-climate-change-solutions/
- Development of technical due diligence frameworks for insuring biochar CDR projects with Kita
    - https://www.kita.earth/blog/press-release-puroearth-and-kita-announce-partnership
- Several conferences and appearances in the media on the subject as experts, including in 2024 at Bio360 in Nantes, France, and at the US Biochar Conference in Sacramento, CA, USA.

- Link to the USBC talk by Melissa Leung https://youtu.be/SYnLJRBVvQ0?si=ctKDbmQUtJANo5-b
- Link to the Carbon Conversations podcast by Biochar Life with Suzanne Allaire https://www.youtube.com/watch?v=AfOv5diDnJM